Exhibit 99.1

DELPHAX TECHNOLOGIES INC. RECEIVES NASDAQ NOTICE

REGARDING NONCOMPLIANCE WITH CONTINUED LISTING STANDARDS ON NASDAQ GLOBAL MARKET

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Minneapolis, Jan. 10, 2007-- Delphax Technologies Inc. (Nasdaq: DLPX) reported today that the company received a Nasdaq Staff Deficiency Letter on January 5, 2007, indicating that the company does not comply with the stockholders' equity requirement set forth in Marketplace Rule 4450(a)(3) for continued listing on The Nasdaq Global Market. The company reported stockholders' equity of $7.8 million as of September 30, 2006, which is below the $10 million minimum required by the Nasdaq Global Market continued listing standards.

The letter stated that no later than January 22, 2007, the company must either (i) submit a plan to Nasdaq as to actions the company intends to take to achieve and sustain compliance with continued listing standards for The Nasdaq Global Market, or (ii) apply to transfer its listing to The Nasdaq Capital Market, if the company meets the requirements for listing on that market. The company intends to apply to transfer its listing to The Nasdaq Capital Market by the January 22 deadline. If, after review by Nasdaq, the application is accepted, the company will be listed on The Nasdaq Capital Market. If the company does not submit such an application, or the application is not accepted by Nasdaq, it will be subject to delisting proceedings.

About Delphax Technologies Inc. Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company's common stock is publicly traded on the Global Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectation about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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Contacts:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies)
Delphax Technologies Inc.	952-920-4624
952-939-9000
gfurness@delphax.com